Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated February 4, 2015

Supplementing the Preliminary Prospectus Supplement, dated February 4, 2015

Registration No. 333-184065

D.R. Horton, Inc.

$500,000,000 4.000% Senior Notes due 2020

Pricing Supplement

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer	D.R. Horton, Inc.

Title of Securities	4.000% Senior Notes due 2020

Aggregate Principal Amount	$500,000,000

Maturity Date	February 15, 2020

Coupon	4.000%

Public Offering Price	100.000%

Yield to Maturity	4.000%

Interest Payment Dates	February 15 and August 15 of each year, beginning on August 15, 2015

Record Dates	February 1 and August 1 of each year

Optional Redemption	Make-whole call at T+50 bps plus accrued and unpaid interest and additional interest, if any

Change of Control Triggering Event	101% of principal plus accrued and unpaid interest

Underwriting Discount	0.600%

Trade Date	February 4, 2015

Settlement Date	February 9, 2015 (T+3)

CUSIP/ISIN Numbers	CUSIP: 23331A BK4 ISIN: US23331ABK43

Denominations/Multiple	$2,000 / $1,000

Joint Book-Running Managers	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc. Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus and a related prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents D.R. Horton, Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained by calling Citigroup Global Markets Inc. at 1-800-831-9146 or at the following address: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717.

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